State of Delaware

Office of Secretary of State

I, MICHAEL HARKINS, SECRETARY OF STATE OF THE STATE OF DELAWARE DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF AOA CORPORATION FILED IN THIS OFFICE ON THE THIRD DAY OF OCTOBER, A.D. 1986, AT 10 O'CLOCK A.M.

* * * * * * * * * *

Michael Harkins, Secretary of State

AUTHENTICATION: *3148139

DATE: 08/20/1991

912325194

21035-33

7362160-7

FILED

OCT 3 1988
10 Am
[signature]
SECRETARY OF STATE

CERTIFICATE OF INCORPORATION

OF

AOA CORPORATION

THE UNDERSIGNED, acting as the incorporator of a corporation under and in accordance with the General Corporation Law of the State of Delaware, hereby adopts the following Certificate of Incorporation for such corporation:

1. Name. The name of the corporation is AOA Corporation.

2. Duration. The corporation is to have perpetual existence.

3. Purpose. The purpose for which the corporation is organized is to engage in any and all lawful acts and activities for which corporations may be organized under the General Corporation Law of the State of Delaware.

4. Authorized Shares. The corporation is authorized to issue 300,000,000 shares of capital stock in two classes. Two Hundred Million (200,000,000) of the authorized shares shall be Common Stock, one cent ($.01) par value. One Hundred Million (100,000,000) of the authorized shares shall be Preferred Stock, one cent ($.01) par value. Shares of the Preferred Stock may be issued from time to time in one or more series, each series having such designation as shall be determined by resolution or resolutions duly adopted by the Board of Directors prior to the issuance of any shares thereof. Each such series shall have such voting powers, if any, dividend rate, preferences, limitations and relative rights as shall be stated in the resolution or resolutions providing for the issuance of such series.

5. Preemptive Rights and Cumulative Voting Denied. No holder of shares of the corporation of any class or series shall have any preemptive right to subscribe for, purchase or receive any shares of the corporation of any class or series now or hereafter authorized, or any options or warrants for such shares, or any securities convertible into or exchangeable for such shares, which may at any time be issued, sold or offered for sale by the corporation. Cumulative voting by the stockholders of the corporation at any election of directors of the corporation is hereby prohibited.

6. Registered Office, Agent. The street address of the initial registered office of the corporation is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the name of its initial registered agent at such address is The Corporation Trust Company.

7. Incorporator. The name and address of the incorporator is as follows:

L. Allyn Dixon, Jr.
Akin, Gump, Strauss, Hauer & Feld
4100 First City Center
1700 Pacific Avenue
Dallas, Texas 75201-4618

8. Election of Directors, Term of Office.

A. The board of directors shall be divided into three (3) classes as nearly equal in number as possible. At each annual meeting of shareholders, successors to the directors of any class whose terms shall expire in that year shall be elected for a term which shall expire at the third annual meeting of shareholders after their election. Each director shall hold office for the term of office for which he is elected and until his successor is elected and qualified.

B. In any election of directors, the persons receiving a plurality of the votes cast, up to the number of directors to be elected in such election, shall be deemed elected.

C. A director elected to fill a newly created directorship resulting from an increase in the number of directors shall be appointed as a member of such class as shall be designated by the remaining directors so as to make all classes as nearly equal in number as possible and shall serve the remainder of the term of the class to which he is appointed.

9. Initial Directors. The powers of the incorporator shall terminate upon filing of this certificate and each of the following persons shall serve as a director of the corporation for a term expiring on the date of the annual stockholders meeting held in the year set forth opposite such person's name:

Elvis L. Mason - 1988
Jack G. Folmar - 1989
Garlan D. Braithwaite - 1987

10. Director Liability. To the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

11. Indemnification. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), liability, loss, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the fullest extent permitted by either (i) any applicable law in effect on the date of incorporation of the corporation, or (ii) any law which becomes effective during the existence of the corporation and which is applicable to it, and such indemnity shall inure to the benefit of the heirs, executors and administrators of any such person so indemnified pursuant to this Article 11. The right to indemnification in this Article 11 shall be a contract right and shall include, with respect to directors and officers, the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its disposition: provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in advance of the final disposition of a proceeding, shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article 11 or otherwise. The corporation may, by action of its board of directors, pay such expenses incurred by employees and agents of the corporation upon such terms as the board of directors deems appropriate.

12. Arrangement with Creditors. Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of credi-

tors, and/or the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequences of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

13. Amendments. Notwithstanding any other provisions of this certificate of incorporation or the by-laws of this corporation (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, this certificate of incorporation or the by-laws of this corporation), the affirmative vote of the holders of not less than eighty percent (80%) of the votes entitled to be cast by the holders of all then outstanding shares of voting stock, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, Articles 8 and 13.

14. Miscellaneous. Election of directors need not be by written ballot. In furtherance and not in limitation of the powers conferred by statute, the board of directors of the corporation is expressly authorized to make, alter or repeal the by-laws of the corporation.

I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate of Incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set my hand this 2nd day of October, 1986.

L. Allyn Dixon, Jr.

L. Allyn Dixon, Jr.

dkl.docs.certofinc